Exhibit 23.2
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The Board of Directors
Peoples Bancorp, Inc.

     We consent to the incorporation by reference in the Registration Statement on Form S-4 of Sovereign Bancorp, Inc. of our report dated January 25, 1999 relating to the consolidated statements of condition of Peoples Bancorp, Inc. and subsidiary as of December 31, 1998, and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Peoples Bancorp, Inc.

     We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP
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Short Hills, New Jersey
May 25, 1999